Exhibit 10.61

Amendment to Letter Agreement, dated October 3, 2012, between Orbitz Worldwide, Inc. and Roger Liew

October 3, 2012
Roger Liew
Orbitz Worldwide

Dear Roger:

We are pleased to inform you that the Compensation Committee has approved an increase in your compensation, effective September 27, 2012. In acknowledgement of the importance of your position to the company strategy and your critical contributions to Orbitz Worldwide, I am pleased to inform you that the following changes will be made to your current compensation:

	Current	New	Increase
Base Salary	$300,000	$350,000	16.7%
Bonus Target %	60%	60%
Target Cash Compensation	$480,000	$560,000	16.7%

Thank you for all of the hard work and commitment you have shown to the company since joining us. I look forward to your continued success in your role.

With best wishes,

/s/ Barney Harford

Barney Harford
CEO

Accepted:

/s/ Roger Liew	10-08-2012
Roger Liew	Date

cc: Kathy Dellplain